Contact:

Jeffrey J. Carfora, EVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS CONTINUED STRONG RESULTS FOR THE THIRD QUARTER OF 2012

BEDMINSTER, N.J. – November 1, 2012 – For the quarter ended September 30, 2012, Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the Company) recorded net income available to common shareholders of $2.83 million and diluted earnings per share (EPS) of $0.32. For the nine months ended September 30, 2012, the Company recorded net income available to common shareholders of $8.16 million and diluted earnings per share of $0.93.

Frank A. Kissel, Chairman stated, “This was another solid quarter for us and it reflects the strength and positive momentum of the Company. We are in a great position as Doug Kennedy takes the reins as CEO. I am confident that Doug’s leadership will further energize the Company as we continue on the offensive to grow the business.”

Income taxes for the 2011 quarter and nine months ended September 30 included a one-time state tax benefit of $2.99 million, or $0.34 per diluted share, related to the reversal of a previously recorded valuation allowance.

For comparative purposes, the Company believes that comparing earnings excluding the one-time state tax benefit provides a better analysis of earnings trends. The information discussed in the next two paragraphs is a non-GAAP measure.

As detailed in the financial table on page 14, net income available to common shareholders and diluted earnings per share for the quarter ended September 30, 2011, excluding the one-time state tax benefit, was $2.13 million and $0.24. When the 2012 quarter is compared to the 2011 quarter, the 2012 quarter reflects increases of $707 thousand or 33 percent in net income available to common shareholders and 8 cents, also 33 percent, in diluted earnings per share.

Net income and diluted earnings per share for the nine months ended September 30, 2011, excluding the one-time state tax benefit, was $5.65 million and $0.64. When the 2012 nine month period is compared to the 2011 nine month period, the 2012 period reflects increases of $2.52 million or 45 percent in net income available to common shareholders and $0.29 cents, also 45 percent, in diluted earnings per share.

Net Interest Income and Margin

Net interest income, on a fully tax-equivalent basis, was $13.00 million for the third quarter of 2012, up from $12.06 million for the same quarter last year.

On a fully tax-equivalent basis, the net interest margin was 3.50 percent for the September 2012 quarter compared to 3.37 percent for the September 2011 quarter.

In comparing the September 2012 quarter to the September 2011 quarter, the positive effect of increased loans, funded by reduced lower yielding investment securities and increased lower cost core deposits, was partially offset by the effect of lower Treasury yields, which compressed asset yields more than deposit costs.

Loans

Average loans totaled $1.10 billion for the third quarter of 2012 as compared to $964 million for the same 2011 quarter, an increase of $134 million.

The average residential mortgage loan portfolio for the third quarter of 2012 increased $87 million when compared to the same quarter of 2011. The increase is attributable to originations retained in the portfolio that have outpaced loan paydowns. During this period of lower interest rates, refinance activity has generally been robust. All of the shorter duration loan production and select longer duration production has been retained in portfolio. However, the Company does sell much of its longer duration, fixed rate loan production as a source of noninterest income and as part of its interest rate risk management strategy in the lower rate environment.

The average commercial mortgage and commercial loan portfolio for the third quarter of 2012 increased $53 million from the third quarter of 2011. The increase was attributable to commercial mortgage demand, principally from high quality borrowers looking to refinance multifamily and other commercial mortgages held by other institutions.

From December 31, 2011 to September 30, 2012, total loans grew $58 million or 7.5% annualized. Total loan originations were $281 million for the first nine months of 2012, up from $206 million for the same nine month period of 2011. Included in the total were commercial mortgage/commercial loan originations of $95 million for the 2012 nine month period, up from $76 million for the 2011 nine month period.

Douglas L. Kennedy, CEO said, “I am pleased to have joined a Company that has been so successful in generating new solid lending opportunities. I look forward to continuing to grow our loan book as we move into 2013.”

As of September 30, 2012, the residential first mortgage loan pipeline (loans approved, but not closed and funded) stood at $49 million and the commercial mortgage/commercial loan pipeline stood at a record $81 million, with many other lending opportunities in the discussion stage.

Deposits

Average total deposits (interest-bearing and noninterest-bearing) increased $57 million for the September 2012 quarter from the same quarter last year.

Average noninterest-bearing checking balances grew $59 million for the third quarter of 2012 when compared to the third quarter of 2011. Average interest-bearing checking balances for the quarter ended September 30, 2012 grew $14 million from the same quarter in 2011. Average savings accounts increased $16 million from the third quarter of 2011 to the third quarter of 2012.

Overall checking and savings growth continues to be attributable to the Company’s relationship orientation. The Company has successfully focused on:

-	Business and personal core deposit generation, particularly checking;
-	Establishing municipal relationships within its market territory; and
-	Growth in deposits associated with its commercial mortgage/commercial loan growth.

Average certificates of deposit (CDs) declined $15 million for the September 2012 quarter from the September 2011 quarter. These higher-cost CDs were replaced with lower cost, more stable core deposits.

From December 31, 2011 to September 30, 2012, total deposits declined slightly, as various municipalities utilized funds in 2012 that were held on deposit at year end.

Mr. Kennedy commented, “This is a strong and valuable deposit franchise, as evidenced by our high level of lower-cost, more stable core deposits. Additionally, I see lots of opportunities in our core markets.”

PGB Trust & Investments

PGB Trust & Investments generated $2.92 million in fee income in the third quarter of 2012 compared to $2.56 million for the third quarter of 2011, reflecting 14 percent growth. The market value of the assets under administration of the wealth management division stood at $2.15 billion at September 30, 2012, up from $1.96 billion reported at December 31, 2011 and up from $1.86 billion reported at September 30, 2011.

Mr. Kennedy noted, “The Wealth Management business adds significant value to the Company. I look forward to our Company continuing to grow and provide personalized service to this valued client base.”

Other Noninterest Income

Other noninterest income, exclusive of Trust fees, totaled $1.64 million in the September 2012 quarter compared to $1.42 million in the same quarter a year ago, reflecting an increase of $223 thousand. The 2012 quarter included $358 thousand of fee income from sale of longer term, fixed rate residential mortgage loans, compared to $115 thousand in the same 2011 quarter. The $243 thousand increase was due to higher residential mortgage loan origination levels, as well as a decision to retain less fixed rate loans in the portfolio. The 2012 quarter also included $22 thousand of gains from sales of other real estate owned. These positives were slightly offset by reduced gains from the strategic sales of securities and reduced service charges, as customers have been more diligent in managing their accounts.

Operating Expenses

The Company’s total operating expenses were $11.99 million in the September 2012 quarter compared to $10.57 million in the September 2011 quarter. The 2012 expense levels included: costs for the Company to keep up with the increased regulatory burden on financial institutions; costs associated with key additions to staff in PGB Trust & Investments, to enhance their ability to grow and service their client base; increased commissions related to increased loan originations; normal salary increases; and increased bonus and profit sharing accruals. Additionally, the valuation of post retirement benefits for non-employee directors contributed approximately $475 thousand to operating expenses this quarter, due to an increase in the estimated future benefit amounts and, to a lesser extent, lower market rates required to be used in discounting such benefits. Also, initial expenses associated with the CEO search contributed approximately $75 thousand to expense levels this quarter. With the CEO search completed in the fourth quarter of 2012, the Company anticipates additional final costs to be recorded in that quarter. The net effect of the additional costs in the third quarter of 2012 were partially offset by various operational efficiencies.

Provision for Loan Losses / Asset Quality

The Company’s provision for loan losses for the quarter ended September 30, 2012 was $750 thousand, lower than the $1.50 million provision recorded in the September 2011 quarter.

The Company continues to see improvement in credit metrics, as well as the overall condition of borrowers. Charge-offs, net of recoveries, for the third quarter of 2012 were $543 thousand, compared to $1.7 million for the same quarter of 2011. For the September 2012 quarter, nonperforming loans have declined and loans 30 through 89 days past due have declined significantly.

At September 30, 2012, nonperforming assets totaled $20.4 million or 1.29 percent of total assets, compared to $26.3 million or 1.65 percent of assets at December 31, 2011 and $26.2 million or 1.66 percent of assets at September 30, 2011.

Capital / Dividends

As noted in prior quarters, the preferred stock issued in January 2009 under Treasury’s Capital Purchase Program (CPP) was fully redeemed early in the first quarter of 2012. At September 30, 2012, including the effect from this redemption, the Company’s leverage ratio, tier 1 and total risk based capital ratios were 7.31 percent, 11.51 percent and 12.76 percent, respectively. The Company’s ratios are all above the levels necessary to be considered well capitalized under regulatory guidelines applicable to banks. Additionally, the Company’s common equity ratio (common equity to total assets) at September 30, 2012 was 7.42 percent of total assets, reflecting growth from 6.81 percent of total assets at December 31, 2011.

As previously announced, on October 18, 2012, the Board of Directors declared a regular cash dividend of $0.05 per share payable on November 16, 2012 to shareholders of record on November 1, 2012.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.58 billion as of September 30, 2012. Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 23 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties. The Bank’s wealth management division, PGB Trust & Investments, operates at the Bank’s corporate offices located at 500 Hills Drive in Bedminster and at four other locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania. To learn more about Peapack-Gladstone Financial Corporation and its services please visit our website at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to

•	a continued or unexpected decline in the economy, in particular in our New Jersey market area;
•	declines in value in our investment portfolio;
•	higher than expected increases in our allowance for loan losses;
•	higher than expected increases in loan losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	inability to successfully grow our business;
•	inability to manage our growth;
•	a continued or unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs;
•	successful cyber attacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	lack of liquidity to funds our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and
•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on form 10-K for the year ended December 31, 2011 and our subsequent Quarterly Reports on Form 10-Q. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Corporation’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to Follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2012	2012	2012	2011	2011
ASSETS
Cash and due from banks	$5,466	$5,639	$5,146	$7,097	$8,135
Federal funds sold	100	100	100	100	100
Interest-earning deposits	49,354	29,024	28,144	35,856	66,424
Total cash and cash equivalents	54,920	34,763	33,390	43,053	74,659

Securities held to maturity	76,698	84,779	88,667	100,719	121,241
Securities available for sale	253,489	257,318	281,770	319,520	311,927
FHLB and FRB Stock, at cost	4,639	4,818	5,594	4,569	4,699

Loans held for sale, at fair value	8,443	2,259	3,214	2,841	722

Residential mortgage	504,407	526,726	518,111	498,482	438,828
Commercial mortgage	391,976	384,289	358,822	330,559	317,066
Commercial loans	115,602	116,493	119,351	123,845	129,039
Construction loans	9,639	6,804	12,517	13,713	14,893
Consumer loans	21,542	20,885	19,769	19,439	20,345
Home equity lines of credit	51,440	49,057	47,831	50,291	51,458
Other loans	1,876	2,128	1,504	2,016	1,564
Total loans	1,096,482	1,106,382	1,077,905	1,038,345	973,193
Less: Allowance for loan losses	13,893	13,686	13,496	13,223	13,843
Net loans	1,082,589	1,092,696	1,064,409	1,025,122	959,350

Premises and equipment	30,472	30,979	31,482	31,941	32,497
Other real estate owned	3,392	3,073	3,391	7,137	3,264
Accrued interest receivable	4,040	3,447	3,842	4,078	3,788
Bank owned life insurance	30,887	30,688	30,490	27,296	27,767
Deferred tax assets, net	25,861	26,430	26,767	26,731	27,543
Other assets	8,060	7,355	6,524	7,328	7,831
TOTAL ASSETS	$1,583,490	$1,578,605	$1,579,540	$1,600,335	$1,575,288

LIABILITIES
Deposits:
Noninterest-bearing
demand deposits	$306,711	$304,651	$288,130	$297,459	$254,646
Interest-bearing deposits
Checking	332,786	323,813	318,239	341,180	337,900
Savings	103,572	104,631	98,743	92,322	89,527
Money market accounts	504,863	495,929	512,464	516,920	511,059
CD’s $100,000 and over	72,168	78,268	73,927	71,783	76,100
CD’s less than $100,000	112,586	115,793	120,140	124,228	127,778
Total deposits	1,432,686	1,423,085	1,411,643	1,443,892	1,397,010
Overnight borrowings	—	—	22,900	—	—
Federal home loan bank advances	12,335	16,451	17,566	17,680	20,793
Capital lease obligation	9,024	9,076	9,127	9,178	6,396
Other Liabilities	11,967	15,758	7,170	6,614	30,406
TOTAL LIABILITIES	1,466,012	1,464,370	1,468,406	1,477,364	1,454,605
Shareholders’ equity	117,478	114,235	111,134	122,971	120,683
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$1,583,490	$1,578,605	$1,579,540	$1,600,335	$1,575,288

Trust division assets under
administration (market value,
not included above)	$2,146,920	$2,062,798	$2,063,729	$1,957,146	$1,857,527

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2012	2012	2012	2011	2011
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$345	$836
Nonaccrual loans	16,958	19,011	18,598	18,865	22,103
Other real estate owned	3,392	3,073	3,391	7,137	3,264
Total nonperforming assets	$20,350	$22,084	$21,989	$26,347	$26,203

Nonperforming loans to
total loans	1.55%	1.72%	1.73%	1.85%	2.36%
Nonperforming assets to
total assets	1.29%	1.40%	1.39%	1.65%	1.66%

Accruing TDR’s (A)	$7,626	$7,647	$7,842	$7,281	$5,519

Loans past due 30 through 89
days and still accruing	$2,244	$2,836	$7,619	$11,632	$9,706

Classified loans (B)	$47,017	$47,102	$48,546	$49,101	$52,031

Impaired loans (B)	$24,584	$26,658	$26,568	$26,212	$27,529

Allowance for loan losses:
Beginning of period	$13,686	$13,496	$13,223	$13,843	$14,056
Provision for loan losses	750	1,500	1,500	1,750	1,500
Charge-offs, net	(543)	(1,310)	(1,227)	(2,370)	(1,713)
End of period	$13,893	$13,686	$13,496	$13,223	$13,843

ALLL to nonperforming loans	81.93%	71.99%	72.57%	68.83%	60.35%
ALLL to total loans	1.27%	1.24%	1.25%	1.27%	1.42%

Capital Adequacy:
Tier I leverage	7.31%	7.15%	7.00%	7.73%	7.86%

Tier I capital to risk-weighted assets	11.51%	11.27%	11.21%	12.51%	12.73%

Tier I & II capital to
risk-weighted assets	12.76%	12.52%	12.46%	13.76%	13.98%

Common equity to total assets	7.42%	7.24%	7.04%	6.81%	6.78%

Book value per common share	$13.38	$13.02	$12.70	$12.47	$12.09

(A)	Does not include $5.7 million at September 30, 2012, $6.1 million at June 30, 2012, $6.0 million at March 31, 2012, $3.8 million at December 31, 2011 and $3.9 million at September 30, 2011 of TDR’s included in nonaccrual loans.

(B)	Classified loans include all impaired loans. Impaired loans include all nonaccrual loans and all TDRs.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except share data)

(Unaudited)

	Sept 30,	June 30,	March 31,	Dec 31,	Sept 30,
	2012	2012	2012	2011	2011
Income Statement Data:
Interest income	$13,982	$14,102	$14,214	$14,101	$13,594
Interest expense	1,132	1,199	1,323	1,485	1,699
Net interest income	12,850	12,903	12,891	12,616	11,895
Provision for loan losses	750	1,500	1,500	1,750	1,500
Net interest income after
provision for loan losses	12,100	11,403	11,391	10,866	10,395
Trust fees	2,918	3,259	3,176	2,584	2,555
Other income	1,406	1,305	1,157	1,350	1,170
Securities gains/(losses), net	235	107	390	316	248
Total other income	4,559	4,671	4,723	4,250	3,973
Salaries and employee benefits	7,029	6,408	6,113	5,651	5,789
Premises and equipment	2,290	2,413	2,331	2,313	2,322
FDIC insurance expense	299	290	352	278	253
Other expenses	2,375	2,593	2,284	3,306	2,209
Total operating expenses	11,993	11,704	11,080	11,548	10,573
Income before income taxes	4,666	4,370	5,034	3,568	3,795
Income tax expense/(benefit)	1,834	1,647	1,951	1,041	(1,537)	(A)
Net income	2,832	2,723	3,083	2,527	5,332	(B)
Dividends and accretion
on preferred stock	—	—	474	220	219
Net income available to
common shareholders	$2,832	$2,723	$2,609	$2,307	$5,113	(B)

Per Common Share Data:

Earnings per share (basic)	$0.32	$0.31	$0.30	$0.26	$0.58	(C)
Earnings per share (diluted)	0.32	0.31	0.30	0.26	0.58	(C)

Performance Ratios:

Return on average assets	0.72%	0.69%	0.78%	0.64%	1.39%	(D)
Return on average common
equity	9.77%	9.65%	9.47%	8.61%	19.87%	(E)

Net interest margin
(Taxable equivalent basis)	3.50%	3.52%	3.54%	3.46%	3.37%

(A)	Income taxes for the third quarter includes a one-time state tax benefit of $2.988 million related to the reversal of a previously recorded valuation allowance against net state tax benefits related to security impairment charges recorded in the year ended December 31, 2008. Circumstances and projections now indicate that this deferred tax asset can be utilized when it is realized in future periods.
(B)	Net income and net income available to common shareholders, excluding the one-time state tax benefit of $2.988 million would be $2.344 million and $2.125 million, respectively for the third quarter. See page 14 for more information on this non-GAAP measure.
(C)	EPS excluding the one-time state tax benefit of $2.988 million is $0.24 for the third quarter. See page 14 for more information on this non-GAAP measure.
(D)	ROA excluding the one-time state tax benefit of $2.988 million is 0.61% for the third quarter. See page 14 for more information on this non-GAAP measure.
(E)	ROE excluding the one-time state tax benefit of $2.988 million is 8.26% for the third quarter. See page 14 for more information on this non-GAAP measure.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except share data)

(Unaudited)

	For the
	Nine Months Ended
	September 30,
	2012	2011
Income Statement Data:
Interest income	$42,298	$41,950
Interest expense	3,654	5,651
Net interest income	38,644	36,299
Provision for loan losses	3,750	5,500
Net interest income after
provision for loan losses	34,894	30,799
Trust fees	9,353	8,102
Other income	3,868	3,643
Securities gains/(losses), net	732	721
Total other income	13,953	12,466
Salaries and employee benefits	19,550	17,579
Premises and equipment	7,034	7,058
FDIC insurance expense	941	1,254
Other expenses	7,252	6,960
Total operating expenses	34,777	32,851
Income before income taxes	14,070	10,414
Income tax expense	5,432	773	(A)
Net income	8,638	9,641	(B)
Dividends and accretion
on preferred stock	474	1,008
Net income available to
common shareholders	$8,164	$8,633	(B)

Per Common Share Data:

Earnings per share (basic)	$0.93	$0.98	(C)
Earnings per share (diluted)	0.93	0.98	(C)

Performance Ratios:

Return on average assets	0.73%	0.85%	(D)
Return on average common equity	9.63%	11.50%	(E)

Net interest margin
(Tax equivalent basis)	3.52%	3.46%

(A)	Income taxes for the nine months ended 9/30/11 includes a one-time state tax benefit of $2.988 million related to the reversal of a previously recorded valuation allowance against net state tax benefits related to security impairment charges recorded in the year ended December 31, 2008. Circumstances and projections now indicate that this deferred tax asset can be utilized when it is realized in future periods.
(B)	Net income and net income available to common shareholders, excluding the one-time state tax benefit of $2.988 million would be $6.653 million and $5.645 million, respectively for the nine months ended 9/30/11. See page 14 for more information on this non-GAAP measure.
(C)	EPS excluding the one-time state tax benefit of $2.988 million is $0.64 for the nine months ended 9/30/11. See page 14 for more information on this non-GAAP measure.
(D)	ROA excluding the one-time state tax benefit of $2.988 million is 0.59% for the nine months ended 9/30/11. See page 14 for more information on this non-GAAP measure.
(E)	ROE excluding the one-time state tax benefit of $2.988 million is 7.52% for the nine months ended 9/30/11. See page 14 for more information on this non-GAAP measure.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP RECONCILIATION

(Dollars in thousands, except share data)

This press release contains certain supplemental financial information, described below, which has been determined by methods other that U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of the Corporation’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding the Corporation’s financial results. Management believes that the Corporation’s presentation and discussion, together with the accompanying reconciliation, provides a complete understanding of factors and trends affecting the Corporation’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and the Corporation strongly encourages investors to review it consolidated financial statements in their entirety and not to rely on any single financial measure.

	For the Three	For the Nine
	Months Ended	Months Ended
	September 30, 2011	September 30, 2011
Net Income:
As reported	$5,332	$9,641
Less: Valuation allowance reversal	2,988	2,988
Net income, excluding valuation allowance reversal	2,344	6,653

Net Income Available to Common Shareholders:
As reported	$5,113	$8,633
Less: Valuation allowance reversal	2,988	2,988
Net income, excluding valuation allowance reversal	2,125	5,645

Per Common Share Data:
Earnings per share (basic):
As reported	$0.58	$0.98
Less: Valuation allowance reversal	0.34	0.34
Earnings per share (basic),
excluding valuation allowance reversal	0.24	0.64

Earnings per share (diluted):
As reported	$0.58	$0.98
Less: Valuation allowance reversal	0.34	0.34
Earnings per share (diluted),
excluding valuation allowance reversal	0.24	0.64

Performance Ratios:
Return on average assets:
As reported	1.39%	0.85%
Return on average assets,
excluding valuation allowance reversal	0.61%	0.59%

Return on average common equity:
As reported	19.87%	11.50%
Return on average common equity,
excluding valuation allowance reversal	8.26%	7.52%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2012			September 30, 2011
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$284,440	$1,787	2.51%	$350,946	$1,762	2.01%
Tax-exempt (1) (2)	44,481	322	2.90	37,238	353	3.79
Loans held for sale	2,829	34	4.77	610	12	8.37
Loans (2) (3)	1,098,857	11,965	4.36	964,400	11,589	4.81
Federal funds sold	100	—	0.10	100	—	0.25
Interest-earning deposits	53,560	27	0.20	77,295	43	0.22
Total interest-earning
assets	1,484,267	$14,135	3.81%	1,430,589	$13,759	3.85%
Noninterest-Earning Assets:
Cash and due from banks	5,611			8,458
Allowance for loan losses	(14,005)			(14,592)
Premises and equipment	30,820			32,876
Other assets	77,232			72,428
Total noninterest-earning
assets	99,658			99,170
Total assets	$1,583,925			$1,529,759

LIABILITIES:
Interest-Bearing Deposits:
Checking	$334,982	$89	0.11%	$321,368	$269	0.33%
Money markets	503,180	259	0.21	519,918	438	0.34
Savings	104,273	14	0.05	87,863	51	0.23
Certificates of deposit	188,568	550	1.17	203,612	684	1.34
Total interest-bearing
deposits	1,131,003	912	0.32	1,132,761	1,442	0.51
Borrowings	15,281	113	2.96	20,831	177	3.40
Capital lease obligation	9,043	107	4.73	6,406	80	4.99
Total interest-bearing
liabilities	1,155,327	1,132	0.39	1,159,998	1,699	0.59
Noninterest –Bearing
Liabilities:
Demand deposits	305,192			246,665
Accrued expenses and
other liabilities	7,434			6,287
Total noninterest-bearing
liabilities	312,626			252,952
Shareholders’ equity	115,972			116,809
Total liabilities and
shareholders’ equity	$1,583,925			$1,529,759
Net interest income		$13,003			$12,060
Net interest spread			3.42%			3.26%
Net interest margin (4)			3.50%			3.37%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2012			June 30, 2012
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$284,440	$1,787	2.51%	$312,362	$1,770	2.27%
Tax-exempt (1) (2)	44,481	322	2.90	45,556	332	2.92
Loans held for sale	2,829	34	4.77	1,137	18	6.57
Loans (2) (3)	1,098,857	11,965	4.36	1,101,095	12,124	4.40
Federal funds sold	100	—	0.10	100	—	0.10
Interest-earning deposits	53,560	27	0.20	22,306	14	0.26
Total interest-earning
assets	1,484,267	$14,135	3.81%	1,482,556	$14,258	3.85%
Noninterest-Earning Assets:
Cash and due from banks	5,611			5,846
Allowance for loan losses	(14,005)			(13,990)
Premises and equipment	30,820			31,284
Other assets	77,232			76,469
Total noninterest-earning
assets	99,658			99,609
Total assets	$1,583,925			$1,582,165

LIABILITIES:
Interest-Bearing Deposits:
Checking	$334,982	$89	0.11%	$326,920	$90	0.11%
Money markets	503,180	259	0.21	505,532	257	0.20
Savings	104,273	14	0.05	99,958	13	0.05
Certificates of deposit	188,568	550	1.17	192,261	563	1.17
Total interest-bearing
deposits	1,131,003	912	0.32	1,124,671	923	0.33
Borrowings	15,281	113	2.96	36,586	168	1.84
Capital lease obligation	9,043	107	4.73	9,093	108	4.75
Total interest-bearing
liabilities	1,155,327	1,132	0.39	1,170,350	1,199	0.41
Noninterest –Bearing
Liabilities:
Demand deposits	305,192			292,459
Accrued expenses and
other liabilities	7,434			6,438
Total noninterest-bearing
liabilities	312,626			298,897
Shareholders’ equity	115,972			112,918
Total liabilities and
shareholders’ equity	$1,583,925			$1,582,165
Net interest income		$13,003			$13,059
Net interest spread			3.42%			3.44%
Net interest margin (4)			3.50%			3.52%

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

NINE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	September 30, 2012			September 30, 2011
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-Earning Assets:
Investments:
Taxable (1)	$315,589	$5,609	2.37%	$369,960	$6,240	2.25%
Tax-exempt (1) (2)	46,619	1,036	2.96	36,566	1,053	3.84
Loans held for sale	1,859	75	5.37	617	33	7.22
Loans (2) (3)	1,084,357	36,005	4.43	956,651	35,011	4.88
Federal funds sold	100	—	0.10	100	—	0.26
Interest-earning deposits	32,694	58	0.24	50,736	91	0.24
Total interest-earning
assets	1,481,218	$42,783	3.85%	1,414,630	$42,428	4.00%
Noninterest-Earning Assets:
Cash and due from banks	6,378			8,191
Allowance for loan losses	(13,916)			(14,869)
Premises and equipment	31,284			33,300
Other assets	77,323			71,970
Total noninterest-earning
assets	101,069			98,592
Total assets	$1,582,287			$1,513,222

LIABILITIES:
Interest-Bearing Deposits:
Checking	$332,822	$292	0.12%	$309,646	$865	0.37%
Money markets	508,337	820	0.22	519,700	1,638	0.42
Savings	99,671	56	0.07	85,415	159	0.25
Certificates of deposit	191,596	1,709	1.19	210,498	2,172	1.38
Total interest-bearing
deposits	1,132,426	2,877	0.34	1,125,259	4,834	0.57
Borrowings	29,649	453	2.04	23,890	578	3.23
Capital lease obligation	9,094	324	4.75	6,384	239	4.99
Total interest-bearing
liabilities	1,171,169	3,654	0.42	1,155,533	5,651	0.65
Noninterest –Bearing
Liabilities:
Demand deposits	290,988			235,666
Accrued expenses and
other liabilities	6,592			6,552
Total noninterest-bearing
liabilities	297,580			242,218
Shareholders’ equity	113,538			115,471
Total liabilities and
shareholders’ equity	$1,582,287			$1,513,222
Net interest income		$39,129			$36,777
Net interest spread			3.43%			3.35%
Net interest margin (4)			3.52%			3.46%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.